Exhibit 99.2

RECOUPMENT POLICY

OF

ARMSTRONG FLOORING, INC.

Adopted on March 3, 2017

The following Recoupment Policy (this “Policy”) has been adopted by the Board of Directors (the “Board”) of Armstrong Flooring, Inc. (the “Company”). This Policy is not intended to change or interpret any Federal or state law or regulation, including the General Corporation Law of the State of Delaware, or the Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Company, each as amended from time to time. This Policy is subject to modification from time to time by the Board in its discretion, including, without limitation, to the extent required by applicable law or regulation. A current version of this Policy shall be posted on the Company’s website.

In the event of a material restatement of the Company’s financial results, the Board, the Management Development and Compensation Committee of the Board, or another committee designated by the Board (in each case, the “Committee”), will review the incentive compensation that was paid or awarded, with respect to the period to which the restatement relates, to the Company’s current and former executive officers and any other officer who engaged in fraud, negligence or other misconduct that resulted in the restatement (the “Officers”).

To the extent permitted by applicable law and as the Board or any Committee in its sole discretion deems appropriate and in the best interests of the Company, the Committee may seek the recoupment or forfeiture of any incentive-based compensation paid or awarded to the Officer in excess of the amount that would have been paid or awarded to the Officer under the Company’s restated financial statements.

The Company’s right of recoupment or forfeiture pursuant to this policy shall apply only if demand for recoupment or forfeiture is made not later than three years following the payment or award, as applicable, of the incentive compensation; provided that, such three-year limitation shall not apply if the material restatement resulted from fraud or misconduct by the recipient of the incentive compensation.